Exhibit 99.1

Intermex Reports Strong Second-Quarter Growth

Industry-leading performance drives market share gains, double-digit increases in all key financial measures

Company to Host Conference Call Today at 9 a.m. ET

MIAMI, (August 3, 2022) – International Money Express, Inc. (NASDAQ: IMXI) (“Intermex” or the “Company”), one of the nation’s leading omnichannel money transfer services to Latin America, today reported strong growth during the second quarter of 2022. With double-digit increases in all of the Company’s key financial performance measures, the Company continues its four-year track record of exceptional earnings growth as a public company.

Financial performance highlights for the second quarter of 2022 compared with the same period last year are:
•	Revenues of $136.9 million, up 17.3%.
•	Net Income of $16.0 million, up 20.8%.
•	Diluted EPS of $0.41 per share, up 20.6%.
•	Adjusted Net Income of $18.3 million, up 19.5%.
•	Adjusted Diluted EPS of $0.47 per share, up 20.5%.
•	Adjusted EBITDA of $27.7 million, up 19.3%.

“Intermex continues to deliver sector-leading growth, consistently generating strong financial and operating results. Our best-in-class customer service and differentiated technology, coupled with our omnichannel strategy, sets us apart from other remittance providers,” said Bob Lisy, Chairman, Chief Executive Officer, and President of Intermex. “The Company stands apart from our competition by providing a higher level of customer service, both in person and online, coupled with a strong network of agent partners. As a result, the Company’s unprecedented history of performance continued without interruption during the second quarter. Our strategy remains to create significant shareholder value through our focused, thoughtful approach to capitalize on the sizeable opportunity we see in the remittance marketplace.”

Second Quarter 2022 Financial Results (all comparisons are to the Second Quarter 2021)
Total revenues for the Company were $136.9 million, up 17.3%. Contributing to the strong revenue growth was a 10.8% increase in the nationwide network of independent retail Intermex agents and a 14.7% increase in unique, active customers. The Company’s 3.0 million customers generated 11.9 million money transfer transactions, an increase of 18.1%. Also contributing to the record number of transactions was the 106.6% growth in digital transactions. The transaction growth resulted in a 22.1% increase in the principal amount transferred to $5.3 billion. This principal translates to a 21.9 % market share in the combined Mexico, Guatemala, El Salvador, and Honduras markets up from 21.0% in the second quarter of 2021.

Net income grew 20.8% to $16.0 million. Diluted earnings per share were $0.41, an increase of 20.6%. Net income and EPS growth reflect the increased revenues, lower interest, depreciation, and amortization expenses, and a $0.8 million refund for state business and occupancy taxes. These benefits were partially offset by increased service charges from agents and banks, salaries, general and administrative expenses, and income tax expense, primarily driven by the growth in agents, customers, transactions, and revenues noted above.

Adjusted net income increased 19.5% to $18.3 million, and adjusted diluted earnings per share were $0.47, an increase of 20.5%, reflecting the items noted above in net income, adjusted for certain non-cash expenses, unique charges, and tax adjustments.

Adjusted EBITDA increased 19.3% to $27.7 million, primarily due to the increased revenues, partially offset by increased service charges from agents and banks, salaries, and general and administrative expenses.

Year to Date Financial Results for 2022 (all comparisons are to the first six months of 2021)
Revenues increased by 19.1% to $251.6 million. Driving that growth was an 18.8% increase in net money transfer transactions. A 105.7% increase in digital transactions initiated also contributed to this growth. Principal transfers increased 25.4% to $9.7 billion.

The Company reported net income of $27.6 million, an increase of 24.5%. Diluted earnings per share were $0.71, an increase of 24.6%, attributable to the year-to-date effects of the same items noted above for the second quarter of 2022.

Adjusted net income totaled $31.6 million, an increase of 22.0%. Adjusted diluted earnings per share totaled $0.81, an increase of 20.9%, attributable to the same items noted above for the second quarter of 2022.

Adjusted EBITDA increased 20.8% to $48.4 million, attributable to the same items noted above for the second quarter of 2022 and the higher net effect of the adjusting items detailed in the reconciliation table below following the unaudited condensed consolidated financial statements.

Other Items
The Company ended the second quarter of 2022 with $114.6 million in cash, a decrease of 27.1% compared to March 31, 2022, due to the calendar timing of holidays in Guatemala and the US, with Guatemala’s falling on a Friday this year. The holidays required higher prefunding to our payers, which resulted in a larger outstanding balance of prepaid wires, net, at the end of the second quarter of 2022.

Net Free Cash Generated was up 6.9% to $17.3 million in the second quarter of 2022. The second quarter of 2022 included a scheduled paydown of our debt, negatively impacting net free cash generated as there was no scheduled payment in 2021 due to the refinancing of our debt.

The Company repurchased approximately 504,000 shares of its common stock for $10.0 million during the second quarter of 2022 and approximately 1.1 million shares for $19.2 million to date at an average price of $17.95 under the current stock repurchase authorization, of which $20.8 million remains available.

2022 Guidance
The Company is updating full-year guidance due to better than anticipated operating results compared with full-year 2021 and now expects:

■	Revenue of $542 million to $551 million, an increase of 18% to 20%.
■	Net Income of $60 million to $61 million, an increase of 28% to 30%.
■	Adjusted Net Income of $68 million to $69 million, an increase of 19% to 20%.
■	Adjusted EBITDA of $104 million to $106 million, an increase of 20% to 22%.

Non-GAAP Measures
Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA Margin, and Net Free Cash Generated, each a Non-GAAP financial measure, are the primary metrics used by management to evaluate the financial performance of our business. We present these Non-GAAP financial measures because we believe they are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe they help highlight trends in our operating results, because certain of such measures exclude, among other things, the effects of certain transactions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the jurisdictions in which we operate and capital investments.

Adjusted Net Income is defined as Net Income adjusted to add back certain charges and expenses, such as non-cash amortization of certain intangibles resulting from business acquisition transactions, non-cash compensation costs, and other items outlined in the reconciliation tables below, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing future Company performance.

Adjusted Earnings per Share – Basic and Diluted is calculated by dividing Adjusted Net Income by GAAP weighted-average common shares outstanding (basic and diluted).

Adjusted EBITDA is defined as Net Income before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as non-cash compensation costs and other items outlined in the reconciliation table below, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing future Company performance.

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenues.

Net Free Cash Generated is defined as Net Income before provision for credit losses and depreciation and amortization adjusted to add back certain non-cash charges and expenses, such as non-cash compensation costs, and reduced by cash used in investing activities and servicing of our debt obligations.

Adjusted Net Income, Adjusted Earnings per share, Adjusted EBITDA, Adjusted EBITDA Margin, and Net Free Cash Generated are non-GAAP financial measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows, or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Reconciliations of Net Income, the Company’s closest GAAP measure, to Adjusted Net Income, Adjusted EBITDA, and Net Free Cash Generated, as well as a reconciliation of Earnings per share to Adjusted Earnings per share and Net Income Margin to Adjusted EBITDA Margin, are outlined in the tables below following the unaudited condensed consolidated financial statements. A quantitative reconciliation of projected Adjusted Net Income and Adjusted EBITDA to the most comparable GAAP measure is not available without unreasonable efforts because of the inherent difficulty in forecasting and quantifying the amounts necessary under GAAP guidance for operating or other adjusted items including, without limitation, costs and expenses related to acquisitions and other transactions, share-based compensation, tax effects of certain adjustments and losses related to legal contingencies or disposal of assets.

Investor and Analyst Conference Call / Presentation
Intermex will host a conference call and webcast presentation at 9:00 a.m. Eastern Time today. The conference call can be heard by dialing: 1-855-327-6837 (U.S.) or 1-631-891-4304 (outside the U.S.) ten minutes before the start of the call.

The conference call and accompanying slides will be available via webcast at https://investors.intermexonline.com. Registration for the event is required, so please register at least five minutes before the scheduled start time.

A webcast replay will be available approximately 2-4 hours after the conference call at https://investors.intermexonline.com/.

Safe Harbor Compliance Statement for Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which reflect our current views concerning certain events that are not historical facts but could affect our future performance, including but without limitation, statements regarding our plans, objectives, financial performance, business strategies, projected results of operations, and expectations for the Company. These statements may include and be identified by words or phrases such as, without limitation, “would,” “will,” “should,” “expects,” “believes,” “anticipates,” “continues,” “could,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “forecasts,” “intends,” “assumes,” “estimates,” “approximately,” “shall,” “our planning assumptions,” “future outlook,” “currently,” “target,” “guidance”, “remains”, and similar expressions (including the negative and plural forms of such words and phrases). Our forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments, projections about our business and our industry, and macroeconomic conditions, and are subject to various risks, uncertainties, estimates, contingencies, and other factors, many of which are beyond our control, that could cause actual results to differ from those expressed or implied by the forward-looking statements and could materially adversely affect our business, financial condition, results of operations, cash flows and liquidity. Such factors include, among others, our ability to successfully execute, manage and integrate key acquisitions and mergers; the public health conditions, responses thereto and the economic and market effects thereof; competition in the markets in which we operate; volatility in foreign exchange rates that could affect the volume of consumer remittance activity and/or affect our foreign exchange related gains and losses; our ability to maintain favorable agent relationships; credit risks from our agents and the financial institutions with which we do business; bank failures, sustained financial market illiquidity or financial institution illiquidity; new technology or competitors such as digital platforms; cyber-attacks or disruptions to our information technology, computer network systems, data centers and phone apps; our ability to satisfy our debt obligations and remain in compliance with our credit facility requirements; customer confidence in our brand and in consumer money transfers generally; our ability to maintain compliance with applicable regulatory requirements; international political factors, political stability, tariffs, border taxes or restrictions on remittances or transfers;  currency restrictions and volatility in countries in which we operate or plan to operate; consumer fraud and other risks relating to the authenticity of customers’ orders; changes in immigration laws and their enforcement; our ability to protect intellectual property rights; our ability to recruit and retain key personnel; and other factors, risks and uncertainties, including those described in the “Risk Factors” and other sections of periodic reports that we file with the Securities and Exchange Commission. Accordingly, we caution investors and all others not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made and we undertake no obligation to update any of the forward-looking statements.

About International Money Express, Inc.
Founded in 1994, Intermex applies proprietary technology enabling consumers to send money from the United States and Canada to 16 countries in Latin America, including Mexico and Guatemala, eight countries in Africa, and two countries in Asia. The Company provides the digital movement of money through a network of agent retailers in the United States and Canada; through Company-operated stores; digitally through our mobile app; and via the Company’s website. Transactions are fulfilled and paid through thousands of retail and bank locations in Latin America, Africa, and Asia. Intermex is headquartered in Miami, Florida, with international offices in Puebla, Mexico, and Guatemala City, Guatemala. For more information about Intermex, please visit www.intermexonline.com.

Mike Gallentine
Vice President of Investor Relations
mgallentine@intermexusa.com
tel. 305-671-8005

Condensed Consolidated Balance Sheets

(in thousands of dollars)	June 30, 2022	December 31, 2021
ASSETS	(Unaudited)
Current assets:
Cash	$114,600	$132,474
Accounts receivable, net	97,154	67,317
Prepaid wires, net	56,818	56,766
Prepaid expenses and other current assets	5,686	6,988
Total current assets	274,258	263,545

Property and equipment, net	21,698	17,905
Goodwill	36,260	36,260
Intangible assets, net	13,607	15,392
Other assets	12,798	7,434
Total assets	$358,621	$340,536

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt, net	$3,882	$3,882
Accounts payable	15,375	23,151
Wire transfers and money orders payable, net	61,878	56,066
Accrued and other liabilities	35,792	33,760
Total current liabilities	116,927	116,859

Long-term liabilities:
Debt, net	77,270	79,211
Lease liabilities, net	3,130	-
Deferred tax liability, net	1,096	1,426
Total long-term liabilities	81,496	80,637

Stockholders' equity:
Total stockholders' equity	160,198	143,040
Total liabilities and stockholders' equity	$358,621	$340,536

Condensed Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars)	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Revenues:
Wire transfer and money order fees, net	$117,622	$99,306	$215,621	$180,218
Foreign exchange gain, net	18,195	16,655	33,868	29,703
Other income	1,118	786	2,111	1,402
Total revenues	136,935	116,747	251,600	211,323

Operating expenses:
Service charges from agents and banks	92,066	77,864	169,060	141,237
Salaries and benefits	11,748	10,175	23,058	20,050
Other selling, general and administrative expenses	7,663	7,079	14,730	12,582
Depreciation and amortization	2,251	2,345	4,434	4,679
Total operating expenses	113,728	97,463	211,282	178,548

Operating income	23,207	19,284	40,318	32,775

Interest expense	1,112	1,254	2,064	2,594

Income before income taxes	22,095	18,030	38,254	30,181

Income tax provision	6,111	4,803	10,616	7,977

Net income	$15,984	$13,227	$27,638	$22,204

Earnings per common share:
Basic	$0.42	$0.34	$0.72	$0.58
Diluted	$0.41	$0.34	$0.71	$0.57

Weighted-average common shares outstanding:
Basic	38,257,156	38,433,748	38,309,295	38,336,977
Diluted	39,228,991	39,027,414	39,153,039	38,937,699

Reconciliation from Net income to Adjusted Net income

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars, except for per share data)	2022	2021	2022	2021

	(Unaudited)		(Unaudited)

Net income	$15,984	$13,227	$27,638	$22,204

Adjusted for:
Share-based compensation (a)	1,665	1,374	2,933	2,270
Transaction costs (b)	216	-	216	-
Other charges and expenses (c)	317	176	458	293
Amortization of certain intangibles (d)	972	1,263	1,944	2,525
Income tax benefit related to adjustments (e)	(899)	(763)	(1,566)	(1,382)
Adjusted net income	$18,255	$15,277	$31,623	$25,910

Adjusted earnings per common share
Basic	$0.48	$0.40	$0.83	$0.68
Diluted	$0.47	$0.39	$0.81	$0.67

(a) Represents shared-based compensation relating to equity awards granted to employees and independent directors of the Company.

(b) Represents primarily professional and legal fees related to business acquisition transactions.

(c) Represents primarily loss on disposal of fixed assets and foreign currency (gains) losses.

(d) Represents the amortization of certain intangible assets that resulted from business acquistion transactions.

(e) Represents the current and deferred tax impact of the taxable adjustments to net income using the Company’s blended federal and state tax rate for each period. Relevant tax-deductible adjustments include all adjustments to net income.

Reconciliation from GAAP Basic Earnings per Share to Adjusted Basic Earnings per Share

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
GAAP Basic Earnings per Share	$0.42	$0.34	$0.72	$0.58
Adjusted for:
Share-based compensation	0.04	0.04	0.08	0.06
Transaction costs	0.01	-	0.01	-
Other charges and expenses	0.01	NM	0.01	0.01
Amortization of certain intangibles	0.03	0.03	0.05	0.07
Income tax benefit related to adjustments	(0.02)	(0.01)	(0.04)	(0.04)
Non-GAAP Adjusted Basic Earnings per Share	$0.48	$0.40	$0.83	$0.68

NM—Amount is not meaningful

The table above may contain slight summation differences due to rounding

Reconciliation from GAAP Diluted Earnings per Share to Adjusted Diluted Earnings per Share

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
GAAP Diluted Earnings per Share	$0.41	$0.34	$0.71	$0.57
Adjusted for:
Share-based compensation	0.04	0.04	0.07	0.06
Transaction costs	0.01	-	0.01	-
Other charges and expenses	0.01	NM	0.01	0.01
Amortization of certain intangibles	0.02	0.03	0.05	0.07
Income tax benefit related to adjustments	(0.02)	(0.02)	(0.04)	(0.04)
Non-GAAP Adjusted Diluted Earnings per Share	$0.47	$0.39	$0.81	$0.67

NM—Amount is not meaningful

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,

(in thousands of dollars)	2022	2021	2022	2021

	(Unaudited)		(Unaudited)
Net income	$15,984	$13,227	$27,638	$22,204

Adjusted for:
Interest expense	1,112	1,254	2,064	2,594
Income tax provision	6,111	4,803	10,616	7,977
Depreciation and amortization	2,251	2,345	4,434	4,679
EBITDA	25,458	21,629	44,752	37,454
Share-based compensation (a)	1,665	1,374	2,933	2,270
Transaction costs (b)	216	-	216	-
Other charges and expenses (c)	317	176	458	293
Adjusted EBITDA	$27,656	$23,179	$48,359	$40,017

(a)	Represents share-based compensation relating to equity awards granted to employees and independent directors of the Company.

(b)	Represents primarily professional and legal fees related to business acquisition transactions.

(c)	Represents primarily loss on disposal of fixed assets and foreign currency (gains) losses.

Reconciliation from Net Income Margin to Adjusted EBITDA Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net Income Margin	11.7%	11.3%	11.0%	10.5%
Adjusted for:
Interest expense	0.8%	1.1%	0.8%	1.2%
Income tax provision	4.5%	4.1%	4.2%	3.8%
Depreciation and amortization	1.6%	2.0%	1.8%	2.2%
EBITDA	18.6%	18.5%	17.8%	17.7%
Share-based compensation	1.2%	1.2%	1.2%	1.1%
Transaction costs	0.2%	0.0%	0.1%	0.0%
Other charges and expenses	0.2%	0.2%	0.2%	0.1%
Adjusted EBITDA Margin	20.2%	19.9%	19.2%	18.9%

Reconciliation of Net Income to Net Free Cash Generated

	Three months ended June 30,		Six months ended June 30,
(in thousands of dollars)	2022	2021	2022	2021
	(Unaudited)		(Unaudited)

Net income for the period	$15,984	$13,227	$27,638	$22,204

Depreciation and amortization	2,251	2,345	4,434	4,679
Share-based compensation expense	1,665	1,374	2,933	2,270
Provision for credit losses	1,056	505	1,498	667
Cash used in investing activities	(2,551)	(1,251)	(6,867)	(3,181)
Term loan pay downs	(1,094)	-	(2,188)	(1,915)

Net free cash generated during the period	$17,311	$16,200	$27,448	$24,724